Exhibit 99.1

Kentucky USA Energy, Inc. Announces Results of Independent Gas Reserve Report

London, KY May 13, 2008: Kentucky USA Energy, Inc. (OTCBB: KYUS), a natural gas exploration and production company today announced the results of an independent study of the Company's gas reserves on its approximate 2200 acre leasehold in the western Kentucky region in counties of Todd, Christian and Muhlenberg. The report was prepared for the period ending October 31, 2007 by Willard F. Glover, an independent licensed engineer and geologist. The report calculated that the Company’s natural gas properties have a proved undeveloped estimated remaining net reserve of 19.992 billion cubic feet (Bcf) valued at approximately $89 million in undiscounted net reserves or $54 million in future cash flow using a discount rate of 10% (PV-10). Pricing was estimated on average at $6.00 per million cubic feet (Mcf) of gas which is less than the current NYMEX price received by local natural gas sellers.

“We are very pleased with the findings of this independent reserve report,” said Steven Eversole, CEO of Kentucky USA Energy. “We believe that this information will be useful in allowing the Company to accelerate its growth and development of its gas reserves in the Illinois Basin. The proved undeveloped reserves value has increased substantially since the report was completed in October 2007. The overwhelming demand for natural gas production has brought the current price of gas to over $10 per Mcf.”

According to Securities and Exchange Commission definitions, “proved undeveloped reserves” are those that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required.

Energy companies that are successfully drilling producing gas wells in the area include Chesapeake Energy (NYSE: CHK), NGAS Resources Inc. (Nasdaq: NGAS), and ATMOS Energy Corporation (NYSE: ATO), one of the country’s largest natural gas distributors, which has a pipeline running through the Company’s leasehold property.

About Kentucky USA Energy, Inc.
Headquartered in London, KY, Kentucky USA Energy, Inc. engages in the acquisition, exploration, and development of oil and natural gas resource properties, with a primary focus on shale gas in the Illinois Basin in Western Kentucky. The company is a growing independent energy company with the experience and technological expertise to develop the plentiful gas resources of the Illinois Basin’s New Albany Shale.

More information about the Company may be found at www.kusaenergy.com

Forward-Looking Statements
Certain statements in this news release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of Kentucky USA Energy, including, but not limited to, the availability and pricing of additional capital to finance operations, including the drilling of gas wells, and additional leasehold acquisitions, the viability of the shale gas fields in the Illinois Basin, the ability of Kentucky USA Energy to build and maintain a successful operations infrastructure and future economic conditions and energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of Kentucky USA Energy can be found in the filings of Kentucky USA Energy with the U.S. Securities and Exchange Commission.

Exhibit 99.1

Contact Information
Kentucky USA Energy, Inc.
Sam Winer
sam@kusaenergy.com
Ph: 606-878-5987

Investor Relations
Corporate Evolutions, Inc.
Ph: 516-482-0155
Toll Free: 877-482-0155
info@corporateevolutions.com
www.corporateevolutions.com